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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                               Cell Pathways, Inc.
                           ---------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
                         -------------------------------
                         (Title of Class of Securities)

                                    15114R101
                        -------------------------------
                                 (CUSIP Number)

                               September 27, 2000
                          ----------------------------

             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [  ]    Rule 13d-1(b)
         [  ]    Rule 13d-1(c)
         [ x]    Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 15114R101

1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


                             Oak Tree Partners, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [ ]
                                                        (b) [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                                    Delaware
--------------------------------------------------------------------------------

5.                                         SOLE VOTING POWER

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY                                        -0-
EACH
REPORTING
PERSONS
WITH
------------------------------------------------------------------------------

                                       6.   SHARED VOTING POWER

                                                     -0-
--------------------------------------------------------------------------------
                                       7.   SOLE DISPOSITIVE POWER


                                                     -0-
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                                       8.   SHARED DISPOSITIVE POWER


                                                     -0-
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
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10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES *    [   ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            -0-
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON *

            PN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT


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Item 1(a).        Name of Issuer
                  --------------

                  Cell Pathways, Inc., a Delaware corporation.

Item 1(b).        Address of Issuer"s Principal Executive Offices
                  -----------------------------------------------

                  702 Electronic Drive
                  Horsham, Pennsylvania   19044

Item 2(a).        Name of Person Filing
                  ---------------------

                  Oak Tree Partners, L.P.

Item 2(b).        Address of Principal Business Office
                  ------------------------------------

                  70 East 55th Street - 12th Floor
                  New York, NY 10022

Item 2(c).        Citizenship
                  -----------

                  Delaware

Item 2(d).        Title of Class of Securities
                  ----------------------------

                  Common Stock, $0.0l par value

Item 2(e).        CUSIP Number
                  ------------

                  151114R101

Item 3.  This Statement is filed pursuant to
         -----------------------------------

                  Rule 13d-1(d)

Item 4.  Ownership as of September 27, 2000
         ----------------------------------

                  The information contained in Items 5-11 on the cover pages is incorporated hereby by reference.

Item 5.  Ownership of Five Percent or Less of a Class
         --------------------------------------------

                  This Statement is being filed to report the fact that as of September 27, 2000, the Reporting Person has ceased to be the beneficial owner of more than five percent (5%) of the Common Stock of Cell Pathways, Inc.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person
         ---------------------------------------------------------------

                  Not Applicable

Item 7.  Identification and Classification of Certain Subsidiaries
         ---------------------------------------------------------

                  Not Applicable

Item 8.  Identification and Classification of Members of a Group
         -------------------------------------------------------

                  Not Applicable

Item 9.  Notice of Dissolution of a Group
         --------------------------------

                  Not Applicable
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Item 10. Certification
         -------------

                  By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and accurate.


                              SIGNATURE:

                                     Date: October 6, 2000

                                     OAK TREE PARTNERS, L.P.

                                     By: GBU INC., General Partner



                                     By: /s/ Gerald B. Unterman
                                         ----------------------
                                         Gerald B. Unterman
                                         President